Exhibit 99.2

ADDITIONAL MEMBER AGREEMENT

This Additional Member Agreement (this "Agreement") is dated effective as of December 15, 2016 (the "Effective Date"), and is by and between OCM Growth Holdings, LLC ("Additional Member") and GSV Growth Credit LLC, a Delaware limited liability company (the "Company") in connection with Additional Member becoming a member of the Company pursuant to the Amended and Restated Operating Agreement of GSV Growth Credit LLC, dated December 15, 2016 (the "Operating Agreement").  All capitalized terms not defined herein shall have the meaning set forth in the Operating Agreement.

1.            Commitment; Percentage Interest.

(a)           In exchange for a Percentage Interest, Additional Member will provide the following:

(i) certain strategic services, including brand building, deal flow and strategic introductions in Canada (all to be mutually agreed upon between the Company and Additional Member),

(ii) prior to or simultaneously with the execution of this Agreement and the Operating Agreement by Additional Member, a capital contribution to the Company of Fifty Thousand U.S. Dollars ($50,000), and

(iii) prior to or simultaneously with the execution of this Agreement and the Operating Agreement by Additional Member, an original, executed Subscription Agreement (the "Subscription Agreement") pursuant to which Additional Member will subscribe to purchase up to One Hundred Twenty-Five Million U.S. Dollars ($125,000,000) (the "Fund Commitment") of shares of common stock of GSV Growth Credit Fund Inc., a Maryland corporation (the "Fund") that will elect to be regulated as a business development company and will be externally managed by the Company.

(b)          Additional Member's Percentage Interest shall be as reflected on Exhibit B to the Operating Agreement.

(c)          As a condition to the Company's issuance of the Percentage Interest to Additional Member, Additional Member shall execute and deliver this Agreement and the Operating Agreement to the Company.

2.           Delivery of Financial Statements to Additional Member.  The Company shall deliver to each Member:

(a) as soon as practicable, but in any event within 60 days after the end of each of the first three quarters of each of the Company's Fiscal Years, unaudited financial information as of the end of and for such quarter, consisting of a balance sheet, income statement, statement of cash flows and statement of Members' equity, each prepared in accordance with U.S. generally accepted accounting principles; and

(b) as soon as practicable, but in any event within ninety (90) days after the end of each of the Company's Fiscal Years, financial information as of the end of and for such Fiscal

Year, consisting of a balance sheet, income statement, statement of cash flows and statement of Members' equity, each prepared in accordance with U.S. generally accepted accounting principles; and

(c) on or before June 30th of each of the Company's Fiscal Years, audited financial information as of the end of and for such Fiscal Year, consisting of a balance sheet, income statement, statement of cash flows and statement of Members' equity, each prepared in accordance with U.S. generally accepted accounting principles .

3.           Certain Representations of Additional Member.  In connection with, and in consideration of, the issuance of the Percentage Interest to Additional Member, Additional Member hereby represents and warrants to the Company and its officers, managers, employees, agents, and members, that Additional Member:

(a) has been given access to full and complete information regarding the Company and has utilized such access to his satisfaction for the purpose of obtaining information; and has either met with or been given reasonable opportunity to meet with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the terms and conditions of the offering of the Percentage Interest and to obtain any additional information necessary to verify the accuracy of information provided to Additional Member. Additional Member does not desire further information;

(b) has had an opportunity to review with his own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Additional Member is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Additional Member (not the Company) shall be responsible for Additional Member's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement;

(c) acknowledges that Additional Member has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Additional Member's own legal counsel. With respect to legal advice concerning this investment or the transactions contemplated by this Agreement, Additional Member is relying solely on Additional Member's own legal counsel, if any, and not on any statements or representations of the Company or any of the Company's agents, including the Company's legal counsel;

(d) realizes that ownership of the Percentage Interest represents a speculative investment involving a high degree of risk;

  (e) can bear the economic risk of an investment in the Percentage Interest for an indefinite period of time, can afford to sustain a complete loss of such investment, has no present or contemplated need for liquidity in connection with an investment in the Percentage Interest, and can afford to hold the Percentage Interest indefinitely;

(f) realizes that there is no market for the Percentage Interest, that there are significant restrictions on the transferability of the Percentage Interest and that for these and other reasons, Additional Member may not be able to liquidate the investment in the

Percentage Interest for an indefinite period;

(g) realizes that the Percentage Interest have not been registered for sale under the Securities Act of 1933, as amended (the "Act") or applicable state securities laws (the "State Laws"), and may be sold only pursuant to registration under the Act and State Laws, or an opinion of counsel that such registration is not required;

(h) understands that this transaction has not been reviewed or approved by the U.S. Securities and Exchange Commission (the "Commission") or by any state securities or other authority, and because of the small number of persons solicited to invest in the Percentage Interest and the private nature of the placement, that all documents, records, and books pertaining to this investment have been made available to Additional Member and Additional Member's representatives, such as attorneys, accountants or purchaser representatives;

(i) understands the Company has no obligation to register the Percentage Interest, or file the reports or make public the information required by Rule 144 under the Act relating to trading in restricted securities, and that Rule 144 may not otherwise be available to permit such trading;

(j) is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Percentage Interest, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks (or, in the alternative, has a knowledgeable representative whom such Additional Member intends to use in connection with a decision as to whether to acquire the Percentage Interest);

(k) understands that any information provided about the Company's future plans and prospects is uncertain and subject to all of the uncertainties inherent in predictions;

(l) acknowledges that the acquisition of the Percentage Interest is not the result of any general solicitation or general advertising, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; and

(m) acknowledges that Additional Member is or may subject to the backup withholding provisions of the Internal Revenue Code of 1986, as amended, and that Additional Member may avoid tax withholding only upon provision of a Form W- 8BEN-E (claiming exemption from or reduction of U.S. withholding tax) or any successor form to the Company, and any other any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of the Additional Member to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Additional Member with respect to the Percentage Interest.

4. Certain Representations of the Company. In connection the execution of this Agreement by the Additional Member, the Company hereby represents and warrants to the Additional Member, and its officers, managers, employees and agents that the Company:

(a) has the full right, power, and authority to enter into this Agreement and each agreement, document, and instrument to be executed and delivered by the Company pursuant to this Agreement. No waiver or consent of any person is required in connection with the execution, delivery, and performance by the Company of this Agreement and each agreement, document, and instrument to be executed and delivered by the Company pursuant to this Agreement; and

(b) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

5. Investment Intent.  Additional Member has been advised that the Percentage Interest has not been registered under the Act or the relevant State Laws but is being issued pursuant to exemptions from the Act and State Laws, and that the Company's reliance upon such exemptions is predicated in part on Additional Member's representations contained herein. Additional Member represents and warrants that the Percentage Interest are being acquired for Additional Member's own account and for long term investment and without the intention of reselling or redistributing the Percentage Interest, that Additional Member has made no agreement with others regarding any of the Percentage Interest, and that Additional Member's financial condition is such that it is not likely that it will be necessary for Additional Member to dispose of the Percentage Interest in the foreseeable future.  Additional Member is aware that (i) in the view of the Commission, a purchase of securities with an intent to resell by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the liquidation or settlement of any loan obtained for the acquisition of the Percentage Interest and for which the Percentage Interest were or may be pledged as security would represent an intent inconsistent with the investment representations set forth above and (ii) the transferability of the Percentage Interest is restricted and (A) requires the written consent of the Company, and (B) if the Company issues certificates representing the Percentage Interest, any such certificate will be further restricted by a legend placed on the certificate(s) representing the Percentage Interest containing substantially the following language:

The Percentage Interest represented by this certificate have not been registered under either the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such Act and such state securities laws, or the Company receives an opinion of counsel acceptable to the Company stating that such sale, transfer, assignment, offer, pledge or other distribution for value is exempt from the registration and prospectus delivery requirements of such Act and such state securities laws.

Additional Member further represents and agrees that if, contrary to Additional Member's foregoing intentions, Additional Member should later desire to dispose of or transfer the Percentage Interest in any manner, Additional Member shall not do so without first obtaining (i) an opinion of counsel satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration of such Percentage Interest pursuant to the Act and applicable state securities laws, or (ii) registration of such Percentage Interest (it being expressly understood that the Company shall not have any obligation to register such Percentage Interest). Additional Member acknowledges that the Percentage Interest may be subject to restrictions on transfer pursuant to the Operating Agreement and applicable laws.

6. Organization.  Additional Member represents and warrants that the Percentage Interest are being acquired by Additional Member in Additional Member's name solely for Additional Member's own beneficial interest and not as nominee for, on behalf of, for the beneficial interest of, or with the intention to transfer to, any other person, trust, or organization.

7. Manner in Which Title Is to Be Held.  The Percentage Interest will be held directly by Additional Member.

8. Miscellaneous Provisions.

             (a)    Modifications.  Neither this Agreement nor any provision hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by both Additional Member and the Company.

(b) Assignability.  This Agreement is not assignable by Additional Member without the prior written consent of the Company.

(c) Representations to Survive Delivery. The representations, warranties and statements of the Company and Additional Member made herein will remain operative and in full force and effect and will survive delivery to the Company.

(d) Counterparts.  This Agreement may be executed through the use of separate signature pages or in any number of counterparts, which may be delivered by hand, U.S. mail, facsimile, e-mail, or other electronic means (e.g., Docusign) and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties.

(e) Entire Agreement.  This Agreement and the Operating Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no representations, covenants or other agreements except as stated or referred to herein.

(f) Governing Law.  This Agreement shall be construed and interpreted in accordance with Delaware law, as applied to contracts made and performed within the state of Delaware, without regard to principles of conflicts of law.

(g) Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall continue to be valid and enforceable. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

ADDITIONAL MEMBER:
OCM GROWTH HOLDINGS, LLC

By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, L.P.
Its: Manager

By:
Name: Emily Stephens
Title: Authorized Signatory

By:
Name: Brian Lalbow
Title: Authorized Signatory

COMPANY:
GSV GROWTH CREDIT LLC

By: R. David Spreng
Its: President

[Signature Page to Additional Member Agreement]